Exhibit 10.5

November 5, 2002

Jonathan Corr

[Address]

Dear Jonathan:

We are very pleased to confirm your acceptance to join Ellie Mae as the Vice President of Product Management, reporting to Robin Nebel. We know that you will become a valued member of our organization and look forward to your contributions.

Your compensation will include an annual salary of $150,000, a performance bonus plan, stock options and benefits. We will make a recommendation to the Board of Directors to grant you stock options to purchase 75,000 shares of Company stock. The stock options vest over 4 years, beginning one year after your date of hire, and monthly thereafter.

We’re looking forward to your contributions and results to help us achieve our strategic and financial objectives. The performance bonus plan will give you an opportunity to earn up to $25,000, and 75,000 performance based stock options, when the company meets/exceeds forecasted revenue and profitability goals for fiscal year 2003.

Currently our payroll schedule is semi-monthly and checks are issued on the 15th and last day of each month. Direct deposit is also available for your convenience. You will be eligible for medical, dental benefits and vision benefits on the 1st of the month following your date of hire; and 401K plan after 90 days. You would be eligible to accrue three weeks (120 hours) of paid time off in your first year of employment, which can be use for sick, vacation or personal time off, plus company paid Holidays.

Confidentiality

All proprietary information of the company, including web site and computer design and strategy, marketing strategy, Affiliate and Sponsor identification, shall remain confidential and you agree not to use such information at any time during or after your employment except in the fulfillment of your responsibilities hereunder.

We look forward to hearing from you about a start date after your transition plans are finalized. On or by your start date, you will need to provide evidence that you are legally authorized to work in the United States. Please bring two forms of I.D., usually a valid driver’s license and your social security card, which meets government I-9 regulations.

We expect that your association with Ellie Mae will be mutually beneficial. Nonetheless, Ellie Mae Inc. is an “at will employer,” which means that you or Ellie Mae can terminate employment at any time with or without cause, and with or without notice.

This letter represents the entire understanding between the parties with respect to the terms of your employment. The terms of your employment, including your at will status, may not be modified orally. Any modification must be in writing and signed by the Chief Executive or Chief Operating Officer of Ellie Mae, Inc.

Jonathan we feel that you have a great deal to offer to our organization and hope that you will find challenge, satisfaction and opportunity in your association with Ellie Mae.

Sincerely,

/s/ Lisa Bruun
Lisa Bruun
Vice President of People

Employment Offer Accepted

/s/ Jonathan Corr 11/6/02
Jonathan Corr Date

             Initial here